SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                                  Commission File Number 0-15304


                               Avesis Incorporated
             (exact name of registrant as specified in its charter)


           3724 North Third Street, Suite 300, Phoenix, Arizona 85012
                             Telephone: 602-241-3400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     $10 Class A Nonvoting Cumulative Convertible Preferred Stock, Series 2,
                                 Par Value $.01
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspect the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)     [X]
     Rule 12g-4(a)(1)(ii)     [X]            Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record as of the certification or notice date: 10

     Pursuant to the requirements of the Securities Exchange Act of 1934 Avesis Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 5, 2002                          BY: /s/ Alan S. Cohn
      ----------------                           -------------------------------
                                                 Alan S. Cohn
                                                 President and CEO